EXHIBIT 99.1

Quanex Announces Expansion Program at MACSTEEL

Modernization Will Further Enhance Engineered Steel Bar Quality and Increase Capacity

HOUSTON, Sept. 13, 2004 (PRIMEZONE) -- Quanex Corporation (NYSE:NX), an industry-leading manufacturer of value-added engineered materials and components for the Vehicular Products and Building Products markets, today announced that its Board of Directors approved a $20 million expansion program ("Phase VIII") for MACSTEEL. Phase VIII will increase the annual capacity of the Ft. Smith, Arkansas facility by 40,000 tons to approximately 500,000 tons and will bring MACSTEEL's total shipping capacity to more than 1.3 million tons.

In addition to an increase in capacity, the modernization will improve production flow and further enhance quality. Specifically, Phase VIII will include upgrades to the rotary continuous caster, direct rolling mill, and metallurgical refining areas.

Raymond A. Jean, Quanex chairman and chief executive officer, said, "MACSTEEL is responding to the growing needs of its customers, and Quanex is committed to supporting the growth of its core businesses."

MACSTEEL, part of the Vehicular Products group of Quanex Corporation, is headquartered in Jackson, Michigan and operates manufacturing facilities in Jackson and Monroe, Michigan and Fort Smith, Arkansas, and processing facilities in Huntington, Indiana. Quanex, founded in 1927, is based in Houston, Texas. For further information, visit the Company's website at www.quanex.com or the MACSTEEL website at www.macsteel.com.

Statements that use the words "expect," "should," "will," "might," "gauge" or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing (December 29, 2003) under the Securities Exchange Act of 1934, in particular the sections titled, "Private Securities Litigation Reform Act" contained therein.

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CONTACT:  Quanex Corporation
          Jeff Galow
          713/877-5327

          Valerie Calvert
          713/877-5305